EXHIBIT 12

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
                                                          TEREX CORPORATION
                                          CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                        (amounts in millions)


                                                 ---------------------------------------------------------------------
                                                                       Year Ended December 31,
                                                     2002           2001            2000        1999          1998
                                                 ------------   ------------   -----------   -----------  ------------
Earnings
  Income (loss) before taxes and minority
    interest.................................... $   (25.8)     $   24.6       $  159.6      $    98.4    $   74.5

  Adjustments:
    Minority interest in losses of consolidated
      subsidiaries..............................     ---           ---            ---            ---         ---
    Undistributed (income) loss of less than
      50% owned investments.....................     ---           ---            ---            ---         ---
    Distributions from less than 50% owned
      investments...............................     ---           ---            ---            ---         ---
    Fixed charges...............................     108.0          94.8          106.2           88.4        52.4
                                                 ------------   ------------   -----------   -----------  ------------

Earnings......................................        82.2         119.4          265.8          186.8       126.9
                                                 ------------   ------------   -----------   -----------  ------------

Combined fixed charges, including
    preferred accretion
  Interest expense, including debt discount
    amortization................................      92.9          86.7           99.8           82.8        47.2
  Accretion of redeemable convertible preferred
    stock........................                    ---           ---            ---            ---         ---

  Amortization/writeoff of debt issuance costs..       4.8           3.8            3.5            2.6         2.1
  Portion of rental expense representative of
    interest factor (assumed to be 33%).........      10.3           4.3            2.9            3.0         3.1
                                                 ------------   ------------   -----------   -----------  ------------

 Fixed charges.................................  $   108.0      $   94.8       $  106.2      $    88.4    $   52.4
                                                 ------------   ------------   -----------   -----------  ------------


Ratio of earnings to combined fixed charges.....     ---(1)          1.3x           2.5x           2.1x        2.4x
                                                 ============   ============   ===========   ===========  ============


 Amount of earnings deficiency for coverage of
   combined fixed charges....................... $    25.8      $  ---        $   ---        $   ---     $   ---
                                                 ============   ============   ===========   ===========  ============

   (1)  Less than 1.0x

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